For Immediate Release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this release.

Bell announces offering of MTN Debentures

MONTRÉAL, February 22, 2017 — Bell Canada (Bell) today announced the public offering of Cdn $1.5 billion of MTN Debentures in two series pursuant to its medium term notes (MTN) program.

The $1 billion 2.70% MTN Debentures, Series M-44, will be dated February 27, 2017, will mature on February 27, 2024, and will be issued at a price of $99.886 per $100 principal amount. The $500 million 4.45% MTN Debentures, Series M-45, will be dated February 27, 2017, will mature on February 27, 2047, and will be issued at a price of $99.475 per $100 principal amount. The MTN Debentures will be fully and unconditionally guaranteed by BCE Inc.

The net proceeds of the offering are intended to be used principally to partially fund the acquisition by BCE of Manitoba Telecom Services Inc. and to repay short-term debt.

The MTN Debentures are being publicly offered in all provinces of Canada through a syndicate of agents. The MTN Debentures offering is expected to close on February 27, 2017.

There shall be no offer, solicitation or sale of securities of Bell in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The MTN Debentures have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States. This news release shall not constitute an offer to sell securities in the United States.

The MTN Debentures are being issued pursuant to a Short Form Base Shelf Prospectus dated September 20, 2016 and a Prospectus Supplement dated September 30, 2016. Bell will file a pricing supplement relating to this issue with the securities regulatory authorities in all provinces of Canada.

Caution concerning forward-looking statements
Certain statements made in this news release are forward-looking statements, including, but not limited to, statements relating to the expected timing and completion of the proposed sale of MTN Debentures, the intended use of the net proceeds of such sale and other statements that are not historical facts. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the above-mentioned proposed sale of the MTN Debentures is subject to customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of the MTN Debentures will occur, or that it will occur at the expected time indicated in this news release.

About Bell
Canada’s largest communications company, Bell provides consumer, business and government customers with a comprehensive and innovative suite of broadband wireless, TV, Internet and business communication services from Bell Canada and Bell Aliant. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. To learn more, please visit BCE.ca or Bell.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research, and workplace initiatives. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Jean Charles Robillard
(514) 870-4739
jean—charles.robillard@bell.ca

Investor inquiries:

Thane Fotopoulos
(514) 870-4619
thane.fotopoulos@bell.ca

“Notwithstanding any reference to BCE Inc.’s Web site on the World Wide Web in the documents attached hereto, the information contained in BCE Inc.’s site or any other site on the World Wide Web referred to in BCE Inc.’s site is not a part of this Form 6-K and, therefore, is not furnished to the Securities and Exchange Commission.”